CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of CynergisTek, Inc. (formerly, Auxilio, Inc.) (the “Company”) of our report dated March 28, 2017, relating to our audits of the Company’s consolidated financial statements as of December 31, 2016 and 2015, and for each of the years ended December 31, 2016 and 2015, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

HASKELL & WHITE LLP

Irvine, California

November 22, 2017